                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                LEGGETT & PLATT
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

LOGO

                                                                  March 27, 1997

Dear Shareholder:

  The Board of Directors cordially invites you to attend the Annual Meeting of Shareholders of Leggett & Platt, Incorporated on Wednesday, May 14, 1997, at 10:00 a.m. local time, at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri.

  The enclosed Proxy Statement contains four proposals from your Board of
Directors: the election of Directors; the amendment of the Company's Director Stock Option Plan; the amendment and restatement of the Company's 1989 Flexible Stock Plan; and the ratification of the Board's selection of Price Waterhouse as the Company's independent accountants for 1997.

  I urge you to vote your proxy FOR each of the proposals.

  We hope you will attend the Annual Meeting. Whether or not you expect to attend, please sign and return the enclosed proxy card now so your shares will be represented at the meeting. If you attend the meeting, you will be entitled to vote in person.

                                 Sincerely yours,

                                 LEGGETT & PLATT, INCORPORATED

                                 /s/ Harry M. Cornell, Jr.
                                 Harry M. Cornell, Jr.
                                 Chairman of the Board
                                 and Chief Executive Officer

                         LEGGETT & PLATT, INCORPORATED

                              NO. 1 LEGGETT ROAD
                           CARTHAGE, MISSOURI 64836

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON WEDNESDAY, MAY 14, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Leggett & Platt, Incorporated (the "Company") will be held at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 14, 1997 at 10:00 a.m. local time:

  1. To elect thirteen (13) Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

  2.  To amend the Company's Director Stock Option Plan;

  3.  To amend and restate the Company's 1989 Flexible Stock Plan;

  4. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1997; and

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The close of business on March 12, 1997 has been fixed for determination of shareholders entitled to notice of, and to vote at, such Annual Meeting of Shareholders or any adjournment thereof, and only shareholders of record on March 12 are so entitled.

  An Annual Report outlining the Company's operations during the fiscal year ended December 31, 1996 accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement.

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. If you attend the Annual Meeting, you will be entitled to vote in person.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
March 27, 1997

                         LEGGETT & PLATT, INCORPORATED

                              NO. 1 LEGGETT ROAD
                           CARTHAGE, MISSOURI 64836

                         ANNUAL MEETING--MAY 14, 1997

                                PROXY STATEMENT

  Leggett & Platt, Incorporated (the "Company") will hold its 1997 Annual Meeting of Shareholders on Wednesday, May 14, 1997 in Carthage, Missouri. At the meeting shareholders will elect 13 Directors, vote on amendments to the Company's Director Stock Option Plan and the Company's 1989 Flexible Stock Plan, and vote on the ratification of Price Waterhouse as the Company's independent accountants for 1997.

  We wish that all of our shareholders could attend the meeting and vote in person. However, since this is not possible, the Board of Directors is soliciting your proxy so that you will be represented and can vote at the meeting.

  This Proxy Statement and the enclosed Annual Report contain information about the meeting, the Company, the Company's independent accountants, and the Company's Directors and Executive Officers. We hope this Proxy Statement is useful to you as you return your proxy and helps you better understand your Company.

  PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, whether or not you intend to attend the Annual Meeting.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INFORMATION ABOUT THE MEETING AND VOTING...................................   1
PROPOSAL ONE--ELECTION OF DIRECTORS........................................   1
PROPOSAL TWO--APPROVAL OF AMENDMENTS TO
 DIRECTOR STOCK OPTION PLAN................................................   3
PROPOSAL THREE--APPROVAL OF AMENDMENT AND RESTATEMENT OF
 1989 FLEXIBLE STOCK PLAN..................................................   5
PROPOSAL FOUR--RATIFICATION OF SELECTION
 OF INDEPENDENT ACCOUNTANTS................................................  11
INFORMATION TO ASSIST IN EVALUATING PROPOSALS..............................  12
  Leggett & Platt, Incorporated Common Stock Performance Graph.............  12
  Compensation Committee Report on Executive Compensation..................  13
  Executive Compensation and Related Matters...............................  16
  Ownership of Common Stock................................................  22
FINANCIAL DATA.............................................................  23
1998 SHAREHOLDER PROPOSALS.................................................  23
OTHER MATTERS..............................................................  23
APPENDIX A--DIRECTOR STOCK OPTION PLAN, AS AMENDED
APPENDIX B--1989 FLEXIBLE STOCK PLAN, AS AMENDED AND RESTATED

                   INFORMATION ABOUT THE MEETING AND VOTING

  This Proxy Statement is furnished to shareholders of Leggett & Platt, Incorporated (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders of the Company on May 14, 1997 and any adjournment thereof. The Board solicits your proxy on the form enclosed.

  The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is March 27, 1997.

RIGHT TO REVOKE PROXY

  Any shareholder giving the enclosed proxy can revoke it by (i) providing written notice of such revocation to the Company at or prior to the Annual Meeting, (ii) executing a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the Annual Meeting and at any adjournment in the manner specified in the proxy.

BY WHOM AND THE MANNER IN WHICH THE PROXY IS BEING SOLICITED

  The enclosed proxy is solicited by and on behalf of the Board. The expense of the soliciting proxies for this meeting, including the cost of mailing, will be borne by the Company. The Company will request persons holding stock in their name or custody on behalf of others, or as nominees, to send proxy materials to their principals requesting authority to sign the proxies. The Company will reimburse such persons for their expense in so doing.

  If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, will request the return of proxies personally or by telephone or facsimile. The extent to which this will be necessary depends on how promptly proxies are received. Shareholders are urged to send in their proxies without delay. The Board has no knowledge or information that any other person will specifically engage any employees to solicit proxies.

VOTING SECURITIES OUTSTANDING

  The only class of outstanding voting securities of the Company is the Company's $.01 par value common stock ("Common Stock"). At February 28, 1997, there were 92,301,320 shares of Common Stock outstanding and entitled to vote. Only shareholders of record at the close of business on March 12, 1997 are entitled to vote at the Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock present or represented will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned to a date not more than 90 days after adjournment so that a quorum may be present or represented.

  Every shareholder has the right to vote, in person or by proxy, one vote per share on all matters. Abstentions are counted as votes cast on proposals presented to shareholders. Broker non-votes (which occur when brokers do not exercise discretionary voting authority for beneficial owners who have not provided voting instructions) are not counted as votes cast on the proposals presented to shareholders. Abstentions and broker non-votes are included for purposes of determining whether a quorum is present.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the Annual Meeting, 13 Directors will be elected who will hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the 13 nominees named below. Each of these nominees, except Mr. Gaddy and Mr. Hays, was elected by the shareholders at the last Annual Meeting. If any nominee named below is not a candidate for election as a Director at the meeting (an event which the Board does not anticipate) the proxy will be voted for a substitute nominee, if any, designated by the Board.

  RAYMOND F. BENTELE, age 60, served as President and Chief Executive Officer of Mallinckrodt, Inc. from 1981 until his retirement in November 1992. He also served as Executive Vice President and Vice Chairman of Mallinckrodt Group Inc. from 1989 until retirement. Mr. Bentele serves as a director of Mallinckrodt Group Inc., a manufacturer of medical, specialty chemical and veterinary products; Kellwood Company, an apparel and camping goods manufacturer; and IMC Global, Inc., a producer of crop nutrient minerals. He was first elected as a Director of the Company in 1995.

  HARRY M. CORNELL, JR., age 68, is the Company's Chief Executive Officer and Chairman of the Board. He is a director of Ennis Business Forms, Inc., a business forms manufacturer, and Mercantile Bancorporation Inc. Mr. Cornell was first elected as a Director of the Company in 1958.

  ROBERT TED ENLOE, III, age 58, is the Managing General Partner of Balquita Partners, Ltd., a real estate and securities investment partnership. He served as President of Liberte Investors from March 1975 through August 1996 and was Chief Executive Officer from April 1992 until August 1996. Mr. Enloe serves as a director of Compaq Computer Corporation, a computer manufacturer; SIXX Holdings, Inc., an operator of Italian restaurants; and Liberte Investors, Inc., a holding company seeking acquisitions of operating companies. He was first elected as a Director of the Company in 1969.

  RICHARD T. FISHER, age 58, is Managing Director of Oppenheimer & Company. He was first elected as a Director of the Company in 1972.

  BOB L. GADDY, age 56, was elected Senior Vice President of the Company in May 1996. Since that time, he has also served as Chairman and Chief Executive Officer of the Company's Aluminum Group. From 1984 to 1993, Mr. Gaddy was President and Chief Operating Officer of Pace Industries, Inc., and has served as Chairman of the Board and Chief Executive Officer of Pace Industries, Inc. since January 1993. Mr. Gaddy was first elected as a Director of the Company in May 1996 to fill the vacancy created by an increase in the number of Directors.

  DAVID S. HAFFNER, age 44, was elected Executive Vice President of the Company in 1995. He previously served the Company as Senior Vice President and President--Furniture & Automotive Components Group and as Vice President and President--Furniture Components Group. Mr. Haffner was first elected as a Director of the Company in 1995.

  THOMAS A. HAYS, age 64, served as Deputy Chairman of May Department Stores Company from 1993 until his retirement in April 1996. He was President of May Department Stores Company from 1985 to 1993. Mr. Hays serves as a director of Payless Shoe Source, Inc., a retail shoe chain; Mercantile Bancorporation, Inc.; and Union Electric Company, an electric utility company. He was first elected as a Director of the Company in August 1996 to fill the vacancy created by an increase in the number of Directors.

  ROBERT A. JEFFERIES, JR., age 55, is the Senior Vice President, Mergers, Acquisitions and Strategic Planning of the Company. He previously served the Company as Senior Vice President, General Counsel and Secretary. Mr. Jefferies was first elected as a Director of the Company in 1991.

  ALEXANDER M. LEVINE, age 65, is Managing Director of Waterline Capital LLC, a venture capital investment firm. He previously served the Company as Director of International Development and later as Special Advisor. In addition, Mr. Levine serves as a director of Cross Comm Corporation, a computer networking products and services provider. He was first elected as a Director of the Company in 1989.

  RICHARD L. PEARSALL, age 68, is an independent management and business consultant and is President of Venture Associates Corporation, a housing development company. He was first elected as a Director of the Company in 1983.

  DUANE W. POTTER, age 65, was elected Senior Vice President and President-- Foam Components Group in 1995. He previously served the Company as Senior Vice President and President--Bedding Components Group. Mr. Potter was first elected as a Director of the Company in 1996.

  MAURICE E. PURNELL, JR., age 57, is a shareholder in the law firm of Locke Purnell Rain Harrell (A Professional Corporation). He was first elected as a Director of the Company in 1988.

  FELIX E. WRIGHT, age 61, is the Company's President and Chief Operating Officer. He was first elected as a Director of the Company in 1977.

BOARD MEETINGS AND COMMITTEES

  The Board held five meetings in 1996. All Directors attended at least 75% of the aggregate of the Board meetings and the committees on which they served in 1996. All Directors, except one, attended 100% of such meetings.

  The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a nominating committee. Non-employee Directors who serve on Board committees receive additional fees for committee participation as follows: Committee chairmen receive a $1,000 annual retainer; each committee member, including chairmen, receive an attendance fee of $500 per meeting held in conjunction with a regular Board meeting, and $1,000 per meeting for committee meetings held not in conjunction with a regular Board meeting.

  The Audit Committee consists of Messrs. Bentele, Fisher, Hays, Levine, Pearsall and Purnell. Mr. Purnell is Chairman. The Audit Committee is responsible for recommending to the Board the selection of independent auditors, reviewing auditors' compensation, reviewing the coordination between the independent auditors and the Company's internal audit staff, reviewing the scope and procedures of the internal audit work, and reviewing the results of the independent audit and accounting policies with the independent auditors and management personnel. The Audit Committee held four meetings in 1996.

  The Compensation Committee consists of Messrs. Enloe, Fisher and Pearsall. Mr. Enloe is Chairman. The Compensation Committee is responsible for executive compensation policies and approving compensation payable to the Executive Officers of the Company. The Compensation Committee held four meetings in 1996.

OTHER

  The vote of a plurality of the shares present and voting at the Annual Meeting will be required for the election of Directors.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                                 PROPOSAL TWO

             APPROVAL OF AMENDMENTS TO DIRECTOR STOCK OPTION PLAN

  On May 10, 1989 the Company's shareholders approved the Leggett & Platt, Incorporated Director Stock Option Plan ("Existing Plan"). On February 5, 1997 the Board of Directors approved certain amendments to the Existing Plan, including a change in the method of calculating the number of shares the grantee of an option is entitled to purchase and an extension of the term of the Existing Plan. The full text of the Plan, including all amendments adopted by the Board of Directors (the "Director Plan"), is attached to this Proxy Statement as Appendix A. The two changes mentioned above will become effective only after shareholder approval. The summary of the principal features of the Director Plan which follows is subject to, and qualified in its entirety by, the full text of the Director Plan.

  The purpose of the Director Plan is to encourage ownership in the Company by outside Directors whose continued services are considered essential to the Company's continued progress, thereby providing them with an additional incentive to continue as Directors of the Company. The Board believes that the additional incentive provided by the amendments to the Director Plan will promote the welfare of Company shareholders generally.

PRINCIPAL FEATURES OF THE DIRECTOR PLAN

  The Director Plan provides that eligible Directors of the Company may elect to receive options to purchase Company common stock in lieu of all or a portion of their annual Director's retainer and various attendance fees. Only Directors of the Company who are not employees of the Company are eligible to participate in the Director Plan.

  Options will be granted automatically on the first trading day in any calendar quarter ("Grant Date") to any eligible Director who, prior to the Grant Date, files with the committee administering the Director Plan an election to receive a stock option in lieu of 25%, 50%, 75% or all of his retainer to be earned in the following 12 months. The per share option price ("Option Price") under the Director Plan is equal to 50% of the fair market value of the Company's common stock ("Market Value") on the Grant Date. "Market Value" is the fair market value of the common stock at the close of business on the relevant Grant Date, as reported on the New York Stock Exchange Composite Tape. Elections will be deemed made for each succeeding 12 month period unless the Director notifies the Company of the cancellation of the election prior to the next anniversary of the Grant Date.

  The number of option shares granted to an eligible Director will be determined by a formula which provides that each Director will receive an option equal to the nearest number of whole shares equivalent to the Deferred Retainer and Fees divided by the Option Price. "Deferred Retainer and Fees" are the amounts the Director would have been entitled to receive for serving as a Director and attending all regularly scheduled meetings of the Board of Directors and its Committees during the 12 month period beginning on the Grant Date but for the election described above.

  As an example, the Market Value of the Company's stock on January 2, 1997 was $33.625. If a Director had elected to participate in the Director Plan at a 100% level for calendar year 1997, he would have received an option for 1,665 shares. This amount is calculated by dividing (i) the Director's deferred retainer ($18,000) plus anticipated attendance fees of $10,000 by
(ii) 50% percent of $33.625.

  The formula used to determine the number of shares granted to an eligible Director under the Existing Plan divides the deferred retainer (not including any fees) by the Market Value on Grant Date less $.01. The exercise price of options granted under the Existing Plan is $.01 per share. Using the example in the previous paragraph, an election to receive options under the Existing Plan would have resulted in the Director receiving an option to purchase 535 shares for $.01 per share ($18,000/$33.615).

  Generally, no option may be exercised prior to the first anniversary of the date the option was granted. However, an option will become fully exercisable upon the retirement of the optionee because of age, disability or death. In addition, upon a merger or other business combination involving the Company, an option will become fully exercisable unless the Company is the surviving corporation in such merger or business combination or provision is made for the continuance and assumption of the option. No option may be exercised after the expiration of 15 years from the date the option was granted. If the optionee ceases to be a Director before an option granted under the Director Plan becomes exercisable or is absent from a regularly scheduled meeting, the option shall terminate as respects a pro-rata portion of the shares subject to the option based upon the number of Board and committee meetings attended during the relevant 12 month period.

  Unless limited by the option agreement pursuant to which an option is granted, the option price may be paid upon exercise of an option by delivery of shares of Company common stock, cash or a combination of cash and common stock. The shares so delivered will be valued as of the exercise date.

  Options granted under the Director Plan are transferable by the Director by will or the laws of descent and distribution and to members of the Director's immediate family. After a Director's death the option is exercisable by the Director's designee or, in the absence of a designation, the Director's legal representative.

SHARES ISSUABLE UNDER THE DIRECTOR PLAN

  Adjusting for all stock splits since the Existing Plan became effective, a total of 400,000 shares of the Company's common stock may be issued pursuant to the Director Plan. The Company plans to register the shares under the Securities Act of 1933. Upon the exercise of an option, the Company may issue authorized but unissued shares or reissue shares previously repurchased by or on behalf of the Company. As of March 3, 1997 options for 8,259 shares (adjusted for all stock splits) had been granted. The market value of the shares available for grant under the Director Plan as of March 3, 1997 was $14,254,166.

ADMINISTRATION OF THE DIRECTOR PLAN

  A committee ("Committee") consisting of three or more employees of the Company appointed by the Board of Directors (none of whom are eligible to participate in the Director Plan) shall supervise and administer the Director Plan.

POTENTIAL SIZE OF ANNUAL GRANTS

  If each of the present seven eligible Directors elected to receive options in lieu of 100% of their 1997 retainers, options for a total of 7,494 shares would have been awarded. The actual grant size in any year will depend on the level of Director participation and Market Value of the Common Stock on the Grant Date.

MODIFICATION OF THE DIRECTOR PLAN

  The Committee has the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution therefor, provided that any such action may not have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

  Options to be granted under the Plan are not entitled to special tax treatment under Section 422 of the Internal Revenue Code (the "Code"). The grant of a stock option does not result in taxable income to the recipient. Upon the exercise of an option, the recipient recognizes ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is not entitled to an income tax deduction with respect to the grant of a stock option or the sale of stock acquired pursuant thereto. However, the Company is permitted a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise of a stock option.

  The optionee's tax basis in his stock will be equal to the fair market value of the shares on the exercise date. When the optionee disposes of the shares he will recognize taxable gain or loss on the difference between the value realized on the sale of the shares and his basis.

TERM OF DIRECTOR PLAN

  The Existing Plan is to terminate on May 9, 1999. The Director Plan, as amended, will terminate on May 9, 2009.

MISCELLANEOUS

  The Director Plan will allow Directors who were granted options after December 31, 1996 to elect to amend such options so that the options conform to the terms of the Director Plan.

REQUIRED VOTE

  The favorable vote of a majority of the shares present and voting at the Annual Meeting is required for approval of the amendments to the Director Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENTS TO THE DIRECTOR PLAN.

                                PROPOSAL THREE

       APPROVAL OF AMENDMENT AND RESTATEMENT OF 1989 FLEXIBLE STOCK PLAN

GENERAL

  In 1989 the shareholders approved the Company's 1989 Flexible Stock Plan (the "Flexible Plan") to aid the Company in attracting, motivating and rewarding management employees through the granting of stock options and other stock based benefits. The Flexible Plan is a continuation of the Company's 1981 Stock Option Plan originally approved by the shareholders in 1981.

  The Board of Directors has concluded that in order to accomplish the goals of the Flexible Plan in the future and compensate the Company's managers in a way which aligns the interests of the managers with the shareholders, it is in the best interests of the Company to increase the number of shares authorized for issuance under the Flexible Plan by 1,500,000 shares and to make certain other amendments (the "1997 Plan Amendments").

  As of March 3, 1997 approximately 3.3 million shares were available for grant under the Flexible Plan and 4.3 million shares were issuable under options previously granted under the Flexible Plan. If the 1997 Plan Amendments are approved, approximately 4.8 million shares will be available for grant.

  Set forth below is a description of the essential features of the Flexible Plan as amended and restated. This description is subject to and qualified in its entirety by the full text of the amended and restated Flexible Plan, which is attached to this Proxy Statement as Appendix B.

DESCRIPTION OF THE FLEXIBLE PLAN

  The Flexible Plan provides for benefits (collectively "Benefits") to be awarded to eligible participants in the form of stock options, Stock Appreciation Awards, Restricted Stock, Performance Shares, cash awards and other stock-based awards.

  The Flexible Plan provides for an annual increase in the number of shares issuable under the Flexible Plan equal to 0.5% of the number of outstanding shares of Common Stock on January 1 each year. If an option or Stock Appreciation Award expires, terminates or is surrendered without having been fully exercised, or if shares of Restricted Stock or Performance Shares are forfeited, the unpurchased shares or forfeited shares of Common Stock subject to the option, Stock Appreciation Award or grant of Restricted Stock or Performance Shares shall again be made available for issuance under the Flexible Plan. In addition, shares delivered to the Company by an option holder as payment of the exercise price for an option will again be available for use under the Flexible Plan.

  If the common stock of the Company is changed by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of Stock Appreciation Units and number and class of shares available for options and grants of Restricted Stock, Performance Shares and other stock-based awards and the number of shares subject to any outstanding options, Stock Appreciation Units and prior grants of Restricted Stock, Performance Shares and other stock-based awards not yet vested, and the price thereof, will be appropriately adjusted.

ADMINISTRATION OF THE FLEXIBLE PLAN

  The Flexible Plan is administered by a committee (the "Committee") which consists of three or more Directors who are "Non-Employee Directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The members of the Committee are appointed by and serve at the pleasure of the Board of Directors.

  Subject to the express provisions of the Flexible Plan, the Committee has authority to (i) determine when and to whom Benefits are granted; (ii) determine the terms and provisions of Benefits granted; (iii) interpret the Flexible Plan; (iv) prescribe, amend and rescind rules and regulations relating to the Flexible Plan: (v) accelerate, purchase, adjust or remove restrictions from Benefits and (vi) take any other action which it considers necessary or appropriate for the administration of the Flexible Plan. All determinations made by the Committee shall be final.

AMENDMENT, TERMINATION AND CHANGE IN CONTROL

  The Board of Directors may amend the Flexible Plan at any time. The Board may not amend the Flexible Plan without shareholder approval if such amendment
(i) would cause options which are intended to qualify as "incentive stock options" under the Internal Revenue Code (described below) to fail to qualify,
(ii) would cause the Flexible Plan to fail to meet the requirements of Rule 16b-3, or (iii) would violate applicable law.

  The Flexible Plan has no fixed termination date and will continue in effect until terminated by the Board of Directors.

  The amendment or termination of the Flexible Plan will not adversely affect any Benefit granted prior to such amendment or termination. However, any Benefit may be modified or cancelled by the Committee if and to the extent permitted in the Flexible Plan or applicable agreement or with the consent of the participant to whom such Benefit was granted.

  In the event of a Change in Control (as defined below) of the Company, the Committee may provide such protection as it deems necessary to maintain a participant's rights. The Committee may, among other things, (i) provide for the acceleration of the exercise or realization of any Benefit, (ii) provide for purchase of a Benefit upon the Participant's request for an amount in cash equal to the amount which could have been attained upon the exercise or realization of the Benefit had it been currently exercisable or payable, (iii) make such adjustment to the Benefit as the Committee deems appropriate, and
(iv) cause the Benefits to be assumed by the surviving corporation. "Change in Control" means the acquisition, without the approval of the Board of Directors, by any person, other than the Company and certain related entities, of more than 20% of the outstanding shares of Common Stock; the liquidation or dissolution of the Company following a sale or other disposition of substantially all of its assets; a merger or consolidation involving the Company in which the Company is not the surviving corporation; or a change in the majority of the members of the Board of Directors during any two year period not approved by at least two-thirds of the Directors who were members at the beginning of the two year period.

ELIGIBILITY FOR PARTICIPATION

  Benefits may be awarded to individuals selected by the Committee. In general, Benefits may be awarded only to employees of the Company, affiliated entities and entities with which the Company or its affiliates have business relationships. The Company has approximately 21,000 employees, all of whom are eligible for Benefits under the Flexible Plan. It is not possible to accurately estimate the number of non-employees eligible to be granted Benefits under the Flexible Plan. However, very few non-employees have been granted Benefits under the Flexible Plan.

STOCK OPTIONS

  Stock options granted under the Plan intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code (the "Code") are referred to as "Incentive Stock Options," and options not intended to so qualify are referred to as "Non-Qualified Stock Options." The option price per share of Common Stock in the case of Non-Qualified Stock Options shall not be less than the par value of the Common Stock, which is presently $.01 per share. The per share option price in the case of Incentive Stock Options shall be no less than the fair market value of the shares on the date the option is granted.

  The other terms of options shall be determined by the Committee and, in the case of options intended to qualify as Incentive Stock Options, shall meet all requirements of Section 422 of the Code. Currently, such requirements are (i) the option must be granted within ten years from the Effective Date of the Flexible Plan, (ii) the option may not have a term longer than ten years,
(iii) the option must be non-transferable other than by will or the laws of descent and distribution and may be exercised only by the optionee during his lifetime, and (iv) the maximum aggregate fair market value of Common Stock with respect to which such options are first exercisable by an optionee in any calendar year may not exceed $100,000. The maximum number of shares issuable under Incentive Stock Options granted is 7,000,000 shares.

  Payment for shares purchased pursuant to the exercise of options may be made either in cash or, with the consent of the Committee, (a) by exchanging shares of the Company's common stock having an aggregate fair market value equal to the cash exercise price of the option being exercised, (b) in other property, or (c) by any combination of the foregoing.

  The maximum number of (a) shares covered by Incentive Stock Options and market priced Non-Qualified Stock Options plus (b) Stock Appreciation Units which may be granted to any one individual in any year shall not exceed 250,000. Market priced Non-Qualified Stock Options are those where the purchase price for the shares upon exercise is no less than the fair market value of the shares at the time of grant.

STOCK APPRECIATION AWARDS

  Stock Appreciation Awards are those Stock Appreciation Units granted by the Committee from time to time. Participants who elect to receive payment of a Stock Appreciation Award shall receive an amount in cash, in Company common stock or in any combination thereof, as determined by the Committee, equal to the amount by which the fair market value of one share of common stock on the date of such election exceeds the fair market value of one share of common stock on the date the Stock Appreciation Unit was granted.

  The Committee may grant a Stock Appreciation Award to an employee in tandem with a stock option, in which case the exercise of the option shall cause a correlative reduction in Stock Appreciation Units then standing to a participant's credit which were granted in tandem with the option, and the payment of a Stock Appreciation Award shall cause a correlative reduction in shares under such option.

RESTRICTED STOCK

  The Committee may grant shares of Restricted Stock at no cost. Such shares shall be issued and delivered at the time of the grant but shall be subject to forfeiture until those conditions set forth in the Restricted Stock Agreement are satisfied. Stock certificates representing shares of Restricted Stock shall bear a legend referring to the Flexible Plan, noting the risk of forfeiture of the shares and stating that such shares are non-transferable until all restrictions have been satisfied and the legend has been removed. As of the date Restricted Stock is granted, the grantee shall be entitled to full voting and dividend rights with respect to all shares of such stock.

PERFORMANCE SHARES

  The Committee may grant awards of Performance Shares, which represent the right to receive Company common stock or cash equal to the fair market value of the common stock at a future date in accordance with the terms of such grant. Generally, such right shall be based upon the attainment of targeted profit and/or other performance objectives.

OTHER AWARDS

  The Committee may grant cash awards and other stock-based awards at such times, in such amounts and subject to such terms and conditions as it deems appropriate. The maximum cash award a participant subject to Section 16 of the Exchange Act may receive in any year in the aggregate is the greater of $100,000 or 100% of his compensation.

MARKET VALUE

  On March 3, 1997 the market value of the 1,500,000 additional shares authorized for issuance under the 1997 Plan Amendments was $54,187,500.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the federal income tax consequences of the Flexible Plan. Any deduction to which the Company may otherwise be entitled under the Flexible Plan may be limited by Code Section 162(m). (See "Limitation on Deduction" below.) Any time a distribution is made or an option is exercised under the Flexible Plan, the Company may withhold from such distribution, or the shares issuable upon the exercise of such option, any amount necessary to satisfy federal and state income tax withholding requirements with respect to such distribution or option exercise. The withholding may be in cash or in shares of stock. The Company may require a participant to tender the cash necessary for the Company to comply with tax withholding requirements.

 Incentive Stock Options

  Subject to the effect of the Alternative Minimum Tax (discussed below) an optionee does not recognize income on the grant of an Incentive Stock Option. If an optionee exercises an Incentive Stock Option and does not dispose of the shares acquired within two years from the date the option is granted or within one year from the date of exercise, the optionee will not realize any income by reason of the exercise and the Company will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. (See the discussion below for the tax consequences of the exercise of an option with stock already owned by the optionee.) If the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, any gain or loss recognized on the sale or other disposition will be capital gain or loss. The amount of his gain or loss will be the difference between the amount realized on the disposition of the shares and his basis in the shares.

  If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise (an "Early Disposition"), the optionee will realize ordinary income at the time of such Early Disposition equal to the lesser of (i) the amount realized on the Early Disposition minus the optionee's basis in the shares, or (ii) the fair market value of the shares on the exercise date minus the optionee's basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares. If an optionee disposes of such shares for less than his basis in the shares, the difference between the amount realized and his basis will be a long-term or short-term capital loss, depending upon the holding period of the shares.

  The excess of the fair market value of the shares at the time the Incentive Stock Option is exercised over the exercise price for the shares is an item of tax preference (the "Stock Option Preference") for Alternative Minimum Tax purposes. See "Taxation of Preference Items" below.

 Non-Qualified Stock Options

  Non-Qualified Stock Options do not qualify for the special tax treatment accorded to Incentive Stock Options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he recognizes ordinary income upon the exercise of a Non-Qualified Option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the exercise price for the stock.

  As a result of the Optionee's exercise of a Non-Qualified Stock Option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The Company's deduction will be taken in the taxable year in which the option is exercised.

 Stock Appreciation Awards

  Recipients of Stock Appreciation Awards do not recognize income upon the grant of such an award. When a participant elects to receive payment under a Stock Appreciation Unit, he recognizes ordinary income in an amount equal to the cash and fair market value of shares received, and the Company is entitled to a deduction equal to such amount.

 Payment in Shares

  If the optionee exercises an option and surrenders stock already owned by him ("Old Shares"), the following rules apply:

  1. Exercise of Non-Qualified Stock Options. To the extent the number of shares acquired ("New Shares") exceeds the number of Old Shares exchanged, the optionee will recognize ordinary income on the receipt of such additional shares in an amount equal to the fair market value of such additional shares less any cash paid for them and the Company will be entitled to a deduction in an amount equal to such income. The basis of such additional shares will be equal to the fair market value of such shares on the date of exercise and the holding period for such additional shares will commence on the date the option is exercised. The basis of the New Shares which equal the number of Old Shares surrendered will be equal to the basis of the Old Shares surrendered and the holding period of those New Shares will include the holding period of the Old Shares surrendered. To the extent the number of New Shares acquired does not exceed the number of Old Shares exchanged, no gain or loss will be recognized on such exchange, the basis of the New Shares will be equal to the basis of the Old Shares surrendered, and the holding period of the New Shares received will include the holding period of the Old Shares surrendered.

  2. Exercise of an Incentive Stock Option. Except in the case of an Early Disposition (see below), the optionee will not recognize ordinary income on the exercise of an Incentive Stock Option when Old Shares are surrendered. When the number of New Shares received upon exercise exceeds the number of Old Shares surrendered, the basis of the additional shares will be the amount of cash, if any, paid as a part of the exercise price and the holding period of those additional New Shares will commence on the date the Option is exercised. The basis of the New Shares which equal the number of Old Shares surrendered will be equal to the basis of the Old Shares surrendered and the holding period of those New Shares will include the holding period of the Old Shares surrendered.

  If the optionee exercises an Incentive Stock Option by surrendering Old Shares, then for purposes of determining whether there is an Early Disposition of the New Shares and the amount of ordinary income on any such Early Disposition, the holding period for the New Shares will begin on the date the New Shares are transferred to the optionee, and the optionee will be deemed to have disposed of the New Shares with the lowest basis first.

  If the Old Shares surrendered were acquired by the optionee by exercise of an Incentive Stock Option, or an Option granted under an employee stock purchase plan, the exchange will not constitute an Early Disposition of the Old Shares except in the circumstances described below.

  Based upon prior rulings of the Internal Revenue Service in analogous areas, it is believed that if an optionee exercises an Incentive Stock Option and surrenders Old Shares and if he disposes of the New Shares received upon exercise within two years from the date of the grant of the Option or within one year from the date of exercise, the following tax consequences would result:

    (i) To the extent the number of New Shares received upon exercise does not exceed the number of Old Shares surrendered, the disposition of the New Shares will not constitute an Early Disposition (unless the disposition is a surrender of the New Shares in the exercise of an Incentive Stock Option).

    (ii) The disposition of the new Shares will constitute an Early Disposition to the extent the number of New Shares received upon exercise and disposed of exceeds the number of Old Shares surrendered.

 Restricted Stock; Performance Shares

  Grantees of Restricted Stock and Performance Shares do not recognize income at the time of the grant of such stock. However, when shares of Restricted Stock become free from any restrictions or when Performance Shares are paid, grantees recognize ordinary income in an amount equal to the fair market value of the stock on the date all restrictions are satisfied. Alternatively, the grantee of Restricted Stock may elect to recognize income upon the grant of the stock and not at the time the restrictions lapse.

 Taxation of Preference Items

  Section 55 of the Code imposes an Alternative Minimum Tax equal to the excess, if any, of (i) 26% of the optionee's "alternative minimum taxable income" up to $175,000 plus 28% of such income in excess of $175,000 over (ii) his "regular" federal income tax. Alternative minimum taxable income is determined by adding the optionee's Stock Option Preference and any other items of tax preference to the optionee's adjusted gross income and then subtracting certain allowable deductions and an exemption amount. The exemption amount is $33,750 for single taxpayers, $45,000 for married taxpayers filing jointly and $22,500 for married taxpayers filing separately. However, these exemption amounts are phased out beginning at certain levels of alternative minimum taxable income.

 Limitation on Deduction

  Section 162(m) of the Code provides that no deduction will be allowed for certain remuneration with respect to a covered employee to the extent such remuneration exceeds $1,000,000. Under regulations issued by the Internal Revenue Service, an employee is a covered employee if his compensation is required to be reported under the SEC's disclosure rules and he is employed as of the last day of the taxable year. Section 162(m) does not apply to: (a) compensation payable solely on account of the attainment of one or more performance goals if (i) the goals are determined by a committee of two or more outside Directors, (ii) the material terms under which the remuneration will be paid, including the goals, is disclosed to shareholders and approved by a majority of the shareholders, and (iii) except in the case of Stock Appreciation Awards and eligible options, the committee certifies that the goals have been met; and (b) compensation payable under a binding contract in effect on February 17, 1993 which is not thereafter modified in any material respect. Compensation arising from Stock Appreciation Awards and stock options where the exercise price is no less than fair market value on the date of grant constitute compensation on account of attainment of a performance goal as long as the shareholders approve the maximum number of shares per participant over a specific time period.

SUMMARY ONLY

  The foregoing is only a summary of the federal income tax consequences of the Flexible Plan and is based on the Company's understanding of present federal tax laws and regulations.

VOTE REQUIRED FOR APPROVAL

  The favorable vote of a majority of the shares present and voting at the Annual Meeting is required for approval of the amendment and restatement of the Flexible Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FLEXIBLE PLAN.

                                 PROPOSAL FOUR

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board has selected Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1997. Price Waterhouse has been engaged as the Company's independent accountants for each year beginning with the year ended December 31, 1991.

  It is expected that representatives of Price Waterhouse will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to questions raised at the meeting or submitted to them in writing before the meeting.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SELECTION OF PRICE WATERHOUSE.

              INFORMATION TO ASSIST IN EVALUATING BOARD PROPOSALS

  To assist our shareholders in evaluating the proposals presented by the Board to be voted on at the 1997 Annual Meeting, the following information about the Company and its Directors and Executive Officers is provided.

                         LEGGETT & PLATT, INCORPORATED

                        COMMON STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total return to shareholders on the Company's common stock over the five years ended December 31, 1996 to the returns on the New York Stock Exchange's Composite Index and a group of peer companies in a Household Furniture Index prepared and published by Media General Financial Services of Richmond, Virginia (the "Peer Group"). Additional information concerning the long-term performance of the Company can be found in the Annual Report to Shareholders which accompanies this Proxy Statement.

                                     LOGO

                                              FISCAL YEAR ENDING
COMPANY                         1991     1992    1993    1994    1995    1996
LEGGETT & PLATT INC             100     182.94  272.69  194.00  273.51  397.16
INDUSTRY INDEX (PEER GROUP)     100     137.79  182.18  132.23  165.40  210.23
BROAD MARKET (NYSE)             100     104.70  118.88  116.57  151.15  182.08

  The comparison assumes separate $100 investments were made on January 1, 1992 in Company common stock, the NYSE Composite Index, and the Peer Group and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. The Peer Group consists of 19 companies in the household furniture industry selected, prepared and published by Media General Financial Services. This index is available by contacting the Company's Investor Relations Department,
Attention: J. Richard Calhoon, Vice President--Investor Relations (800-888-
4569).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Company's Board establishes executive compensation policies and approves compensation (including stock awards and stock options) relating to the executive officers of the Company. The Committee presently consists of three independent non-employee Directors: Messrs. Enloe, Fisher, and Pearsall. Mr. Enloe is Chairman.

  Set out below is a report of the Committee concerning its compensation policies applicable to the Company's Executive Officers.

BASIC PRINCIPLES

  Compensation of Company executives is designed to attract, retain and motivate high quality managers and policy makers while at the same time aligning the interests of the Company's executives with the interests of the shareholders. Ownership of Common Stock by Executive Officers and other managers is strongly encouraged because it focuses the Company's executives on the importance of maximizing shareholder value. Executive compensation is based both on the individual contribution of the executive and Company performance. These basic principles are implemented as described below.

  Salary. The Committee annually reviews the executive officers' salaries and, if warranted, approves management recommended changes. Management recommendations are made by the Chief Executive Officer and the President and are developed in consultation with the Company's Human Resources Department. Merit increase guidelines are prepared annually by Company management, approved by the Compensation Committee and apply to Company managers generally. The Committee's review of management recommendations, although largely subjective and informal, takes into consideration the Company's performance over the preceding year and each executive's individual performance and contribution related to the executive's particular business unit or function and its contribution to overall Company performance. The Committee believes the Company's executives' salaries have generally been set at conservative levels given the experience, length of service, skills and performance of the executives.

  In 1996 management recommended that Mr. Cornell receive an increase consistent with the Company's 1996 merit increase guidelines for excellent performance. Accordingly, he received a 6.5% salary increase in April 1996. Approval of the increase was based primarily on the Company's performance in 1995. For the year ended December 31, 1995, prior to restatement for a 1996 pooling of interests acquisition, the Company experienced record net earnings of $1.59 per share, representing an increase of 14.4% over 1994. For the same period, and again before the restatement, the Company's sales increased 11% from $1.86 billion to $2.06 billion. The Company's return on average equity for 1995 was 19.8%.

  While this performance was attributable to the efforts of all of the Company's employee/partners, Mr. Cornell's vision and leadership were instrumental in the Company's success in 1995. Given the Company's 1995 and long-term performance and the extensive experience and industry knowledge which Mr. Cornell brings to his position, the Committee believes his salary is conservative. According to a 1996 survey prepared by outside independent consultants on "Executive Compensation Practices in Manufacturing, Retailing and Distribution Companies," Mr. Cornell received base salary, bonus and options during 1995 which were below average for companies similar in performance and size to Leggett & Platt.

  Employment contracts with certain Executive Officers, including Mr. Cornell, are described in this Proxy Statement under Change-in-Control Arrangements and Employment Contracts. Under these agreements annual percentage increases in salary must be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the five highest paid executives other than the Executive Officer in question and the Chief Executive Officer. This contractual provision did not affect the salary increase approved for Mr. Cornell in 1996.

  Bonuses. Bonuses may be awarded under the Company's long-standing Key Management Incentive Compensation Plan (the "Bonus Plan"). All Bonus Plan bonuses (except for a 10% discretionary portion) are directly tied to a pre-established formula. The formula is based on (i) after-tax returns on the Company's adjusted average equity ("ROAAE") and (ii) EBIT (earnings before interest and taxes) returns on adjusted net assets ("ROANA"). ROAAE and ROANA are given equal weight in the formula.

  The total bonus pool under the Bonus Plan may not exceed 4% of EBIT. The size of each participant's bonus is determined by applying the bonus formula to a percentage of the participant's salary (the "target percentage"). Target percentages for the Executive Officers appearing in the Summary Compensation Table were established several years ago. If threshold ROAAE and ROANA levels are met, a portion of the applicable target percentage becomes payable. This portion increases as the returns increase above the thresholds. The bonus may be greater than 100% of the target percentage, subject to the overall limit on Bonus Plan bonuses.

  Mr. Cornell's target percentage is 60% of his salary. This target percentage has not changed in 18 years. His bonus is determined by the application of the bonus formula in the same manner as other bonuses are determined.

  In 1996, thresholds were exceeded and total Bonus Plan bonuses represented 3.38% of EBIT. In 1995 and 1994 Bonus Plan bonuses represented 3.64% and 3.57% of EBIT, respectively. Thresholds and performance criteria in 1996 were the same as in 1994 and 1995 and are anticipated to be the same in 1997.

  Stock Options. Options to purchase the Company's common stock tie the interests of the Company executives directly to the performance of the Company's common stock. Stock options represent a significant portion of the overall compensation package of each Executive Officer and a large group of other Company managers. Only through enhancing shareholder wealth will the Company's Executive Officers and other managers receive the full potential of this important part of their compensation package. Approximately 860 employees, including Executive Officers, presently hold stock options.

  Other Stock-Based Compensation. In addition to stock options, the Company employs other compensation plans which encourage executive ownership of Company Common Stock. Under various stock purchase plans, Executive Officers and over 5,800 other employees make significant contributions of their own funds toward the purchase of Common Stock.

  All of the Company's Executive Officers, except Mr. Cornell, participate in the Company's Executive Stock Purchase Program ("ESPP"). The purpose of the ESPP is to assist Company management employees in saving for their retirement while building a long-term stake in the Company.

  Under the ESPP, the Company grants cash awards in the amount of 50% of an executive's "Eligible Contributions" to the Company's Discount Stock Plan (the "Discount Plan"), plus an additional amount which is withheld to pay a portion of the executive's federal and state taxes attributable to the cash awards ("tax offset bonus"). The Discount Plan is a plan qualified under Section 423 of the Internal Revenue Code ("Code") under which employees may purchase Company common stock at a discount. "Eligible Contributions" are contributions made by the executive to the Discount Plan up to 5.7% of his compensation above his compensation base (in most cases $21,505). In addition, the ESPP provides for an additional cash award equal to 50% of Eligible Contributions plus a tax offset bonus in the event performance criteria are met for the year in question. The performance criteria in 1996 was 12.5% return on average equity, which was the same as the goal in 1994 and 1995. The performance goal was met in 1996.

  Due to provisions in the Code, Mr. Cornell is precluded from participating in the ESPP. Certain other Executive Officers may participate only partially in the ESPP. For this reason Mr. Cornell and certain other Executive Officers have entered into stock award agreements under the Company's 1989 Flexible Stock Plan. Under the agreements, Mr. Cornell and the other Executive Officers receive stock awards which are designed to be substantially similar in effect to participation in the ESPP.

OTHER MATTERS

  Due to limitations imposed by the Code, Mr. Cornell and other Executive Officers have been unable for several years to fully participate in the Company's tax qualified Retirement Plan. For this reason the Committee approved payments to Mr. Cornell and other Executive Officers in 1996 to compensate them for the reductions (through 1996) of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated Executive Officers. Certain performance based compensation, however, is specifically exempt from the deduction limit. No Executive Officer of the Company received compensation in 1996 which exceeded the $1 million threshold. However, this threshold may be exceeded in the future. Although no formal policy has been adopted, the Committee continues to monitor the situation.

                            R. Ted Enloe, III (Chairman)
                            Richard T. Fisher
                            Richard L. Pearsall

                  EXECUTIVE COMPENSATION AND RELATED MATTERS

  The following table sets forth a summary of certain compensation provided to the Company's five most highly compensated Executive Officers for each of the three years in the period ending December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                    ANNUAL COMPENSATION       COMPENSATION
                               ------------------------------ ------------
   NAME AND PRINCIPAL                            OTHER ANNUAL    AWARDS          ALL OTHER
        POSITION          YEAR  SALARY   BONUS   COMPENSATION  OPTIONS(#)   COMPENSATION ($)(6)
   ------------------     ---- -------- -------- ------------ ------------  -------------------
Harry M. Cornell, Jr....  1996 $565,577 $638,250     -0-        122,233(1)       $182,548
 Chairman of the Board    1995 $534,115 $539,460     -0-            -0-          $162,210
 and Chief Executive      1994 $501,923 $461,776     -0-         49,966(1)       $143,174
 Officer
Michael A. Glauber......  1996 $239,615 $181,300     -0-         84,354(2)       $ 52,316
 Senior Vice President,   1995 $218,269 $149,850     -0-          3,602(2)       $ 39,995
 Finance and              1994 $193,269 $121,440     -0-          4,378(2)       $ 28,772
 Administration
David S. Haffner........  1996 $307,192 $233,100     -0-         89,134(3)       $ 62,652
 Executive Vice           1995 $273,019 $190,476     -0-          7,210(3)       $ 52,004
 President and            1994 $229,615 $142,692     -0-         39,568(3)       $ 45,377
 Director
Robert A. Jefferies, Jr.  1996 $307,192 $233,100     -0-         90,832(4)       $ 59,106
 Senior Vice President,   1995 $282,808 $190,476     -0-         17,974(4)       $ 54,113
 Mergers, Acquisitions    1994 $260,615 $159,693     -0-         26,458(4)       $ 49,858
 and
 Strategic Planning and
 Director
Felix E. Wright.........  1996 $455,577 $430,125     -0-        100,051(5)       $113,699
 President and Chief      1995 $424,923 $357,976     -0-         16,666(5)       $105,653
 Operating Officer and    1994 $393,597 $303,600     -0-         94,042(5)       $106,028
 Director

---------------------
(1) 1996 includes 29,350 non-qualified stock options awarded to Mr. Cornell to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1996 also includes stock options for 24,883 shares awarded Mr. Cornell in lieu of $621,550 of 1996 bonus. (The bonus foregone is also shown in the "Bonus" column.)
(2) 1996 includes 51,325 non-qualified stock options awarded Mr. Glauber to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1996 also includes stock options for 6,429 shares awarded Mr. Glauber in lieu of $160,600 of 1996 bonus. 1995 includes stock options for 180 shares and 3,602 shares awarded in lieu of $5,000 of 1995 salary and $67,000 of 1995 bonus. 1994 includes stock options for 4,378 shares in lieu of $60,720 of 1994 bonus. (The salary and bonus foregone is also shown in the "Salary" and "Bonus" columns.)
(3) 1996 includes 33,875 non-qualified stock options awarded Mr. Haffner to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1996 also includes stock options for 10,752 shares and 8,007 shares awarded Mr. Haffner in lieu of $200,000 of 1996 salary and $200,000 of 1996 bonus. 1995 includes stock options for 7,210 shares awarded in lieu of $100,000 of 1995 salary. 1994 includes stock options for 14,346 shares and 10,286 shares awarded in lieu of $215,000 of 1994 salary and $142,692 of 1994 bonus. (The salary and bonus foregone is also shown in the "Salary" and "Bonus" columns.)
(4) 1996 includes 43,950 non-qualified stock options awarded Mr. Jefferies to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1996 also includes stock options for 2,150 shares and 9,332 shares awarded Mr. Jefferies in lieu of $40,000 of 1996 salary and $233,100 of 1996 bonus. 1995 includes stock options for 9,372 shares and 8,602 shares awarded in lieu of $130,000 of 1995 salary and $160,000 of 1995 bonus. 1994 includes stock options for 11,512 shares awarded in lieu of $159,693 of 1994 bonus. (The salary and bonus foregone is also shown in the "Salary" and "Bonus" columns.)
(5) 1996 includes 18,550 non-qualified stock options awarded Mr. Wright to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1996 also includes stock options for 15,401 shares awarded Mr. Wright in lieu of $384,700 of 1996 bonus. 1995 includes stock options for 16,666 shares awarded in lieu of $310,000 of 1995 bonus. 1994 includes stock options for 21,888 shares awarded in lieu of $303,600 of 1994 bonus. (The bonus foregone is also shown in the "Bonus" column.)
(6) The majority of All Other Compensation represents awards under the Company's Executive Stock Purchase Program ("ESPP") and Flexible Stock Plan which replace retirement benefits not available to the Executive Officers under the Company's tax qualified defined contribution plan. The amounts disclosed for 1996 include: split-dollar life insurance premiums (Cornell--$1,404, Wright--$551); disability insurance premiums (Glauber-- $4,834, Haffner--$3,437, Jefferies--$3,941); ESPP and stock awards (Cornell--$155,274, Glauber--$45,565, Haffner--$59,212, Jefferies--
    $51,066, Wright--$98,374); and payments made to compensate for reductions in retirement benefits resulting from inability to fully participate in the Company's tax qualified defined benefit retirement plan (Cornell-- $24,614, Glauber--$1,661, Jefferies--$3,702, Wright--$14,051).

  Bob L. Gaddy is a Senior Vice President and Director of the Company. He also serves as Chairman and Chief Executive Officer of the Company's Aluminum Group and Pace Industries, Inc., a wholly owned subsidiary of the Company. Mr. Gaddy's salary and bonus for 1996 would have caused him to be included as one of the Company's top five Executive Officers shown in the "Summary Compensation Table" above. However, because Pace did not become a subsidiary of the Company until May 13, 1996, his salary and bonus related to periods prior to May 13 were not included in the calculations.

STOCK OPTION INFORMATION

  The following table provides information concerning stock options granted during the year ended December 31, 1996 to the five Executive Officers named above.

                             OPTION GRANTS IN 1996

                                    % OF TOTAL                             POTENTIAL REALIZABLE VALUE AT
                                     OPTIONS            MARKET                ASSUMED ANNUAL RATES OF
                                    GRANTED TO EXERCISE  PRICE                STOCK PRICE APPRECIATION
                         OPTIONS    EMPLOYEES   PRICE   ON DATE                  FOR OPTION TERM(1)
                         GRANTED    IN FISCAL   ($ PER    OF    EXPIRATION ------------------------------
NAME                       (#)         YEAR     SHARE)   GRANT     DATE       0%        5%        10%
----                     -------    ---------- -------- ------- ---------- -------- ---------- ----------
Cornell................. 68,000        4.9%    $22.875  $22.875 02/27/2001 $    --  $  429,756 $  949,648
                         10,275(2)             $15.500  $29.375 12/05/2001 $142,566 $  225,955 $  326,835
                         14,700(2)             $15.500  $29.375 12/05/2001 $203,963 $  323,264 $  467,588
                          4,375(2)             $20.000  $29.375 12/05/2001 $ 41,016 $   76,522 $  119,476
                         24,883(4)             $ 0.010  $34.625 12/30/2011 $861,325 $1,790,901 $3,598,759
Glauber................. 26,600        3.6%    $22.875  $22.875 02/27/2001 $    --  $  656,501 $  371,480
                          5,900(2)             $15.500  $29.375 12/05/2001 $ 81,863 $  129,746 $  187,672
                         26,350(2)             $15.500  $29.375 12/05/2001 $365,606 $  579,457 $  838,160
                         14,700(2)             $15.500  $29.375 12/05/2001 $203,963 $  323,264 $  467,588
                          4,375(2)             $22.875  $29.375 12/05/2001 $ 28,438 $   63,944 $  106,898
                          6,238(3)             $ 0.010  $34.625 12/30/2011 $215,928 $  448,967 $  902,185
                          6,429(4)             $ 0.010  $34.625 12/30/2011 $222,540 $  462,714 $  929,808
Haffner................. 36,500        3.3%    $22.875  $22.875 02/27/2001 $    --  $  230,678 $  509,738
                         24,600(2)             $15.500  $29.375 12/05/2001 $341,325 $  540,973 $  782,495
                          4,900(2)             $15.500  $29.375 12/05/2001 $ 67,988 $  223,286 $  525,313
                          4,375(2)             $20.000  $29.375 12/05/2001 $ 41,016 $  179,675 $  449,342
                          4,003(3)             $ 0.010  $34.625 12/30/2011 $138,564 $  288,107 $  578,943
                          8,007(4)             $ 0.010  $34.625 12/30/2011 $277,162 $  576,287 $1,158,030
Jefferies............... 36,500        4.1%    $22.875  $22.875 02/27/2001 $    --  $  230,678 $  509,738
                          1,100(2)             $15.500  $29.375 12/05/2001 $ 15,263 $   24,190 $   34,990
                         23,775(2)             $15.500  $29.375 12/05/2001 $329,878 $  522,831 $  756,253
                         14,700(2)             $15.500  $29.375 12/05/2001 $203,963 $  323,264 $  467,588
                          4,375(2)             $20.000  $29.375 12/05/2001 $ 41,016 $   76,522 $  119,476
                         13,025(3)             $ 0.010  $34.625 12/30/2011 $450,860 $  937,447 $1,883,770
                          9,332(4)             $ 0.010  $34.625 12/30/2011 $323,027 $  671,651 $1,349,661
Wright.................. 68,000        4.7%    $22.875  $22.875 02/27/2001 $    --  $  429,756 $  949,648
                          1,900(2)             $15.500  $29.375 12/05/2001 $ 26,363 $   41,782 $   60,437
                         12,275(2)             $15.500  $29.375 12/05/2001 $170,316 $  269,937 $  390,452
                          4,375(2)             $20.000  $29.375 12/05/2001 $ 41,016 $   76,522 $  119,476
                         16,571(3)             $ 0.010  $34.625 12/30/2011 $573,605 $1,192,663 $2,396,618
                         15,401(4)             $ 0.010  $34.625 12/30/2011 $533,106 $1,108,454 $2,227,404

---------------------
(1) These dollar amounts represent a hypothetical increase in the price of the Common Stock from the date of option grant until their expiration date at the rate of 0%, 5% and 10% per annum compounded.
(2) These are non-qualified stock options awarded to induce the executive to convert his outstanding incentive stock options into non-qualified stock options. The Company may take a tax deduction upon the exercise of non-qualified options equal to the difference between the value of the stock on the exercise date and the option price. The Company does not receive a tax deduction upon the exercise of incentive stock options. The Company expects to realize several million dollars in cash flow benefits as a result of this conversion program.
(3) Stock option grant in lieu of 1997 salary.
(4) Stock option grant in lieu of 1996 bonus.
(5) Stock option grant in lieu of 1997 retirement accrual.

  The table below provides information concerning stock options exercised during the year ended December 31, 1996 by the five named Executive Officers and stock options held by them as of December 31, 1996.

        AGGREGATED OPTION EXERCISES IN 1996 AND 12/31/96 OPTION VALUES

                                                                        VALUE OF UNEXERCISED IN-
                                                NUMBER OF UNEXERCISED     THE-MONEY OPTIONS AT
                           SHARES                OPTIONS AT 12/31/96            12/31/96
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     IN EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
H. Cornell, Jr..........   32,815    $488,123   123,507      121,833    $2,944,663   $2,201,956
M. Glauber..............      -0-         -0-    80,570       90,592    $2,106,764   $1,700,343
D. Haffner..............      -0-         -0-   120,330       82,385    $3,541,710   $1,472,773
R. Jefferies, Jr........    2,560    $ 73,600   126,530      102,807    $3,468,216   $2,023,619
F. Wright...............      -0-         -0-   227,508      116,571    $6,184,818   $2,240,792

RETIREMENT PLAN

  The Company has a voluntary, tax qualified, defined benefit pension plan (the "Retirement Plan"). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not allowed to discontinue contributions to the Retirement Plan while still in the employ of the Company. Normal retirement benefits are equal to 1% of the employee's career average earnings times the number of years the employee was a participant in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages.

  The estimated annual benefits payable upon retirement at the normal retirement age are listed below for the named Executive Officers.

                                                              PROJECTED ANNUAL
   EXECUTIVE OFFICER                                         RETIREMENT BENEFIT
   -----------------                                         ------------------
   Harry M. Cornell, Jr.....................................      $62,488
   Michael A. Glauber.......................................      $44,670
   David S. Haffner.........................................      $53,712
   Robert A. Jefferies, Jr..................................      $43,371
   Felix E. Wright..........................................      $52,491

  As described below, Mr. Cornell is entitled to supplemental pension payments. If Mr. Cornell retired at December 31, 1997, his estimated annual supplemental pension payment would be $614,848. The annual pension payment is based upon 64% of the average of his highest consecutive five-year earnings.

CHANGE-IN-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

  Messrs. Cornell, Jefferies and Wright are parties to severance benefit agreements and employment agreements with the Company. The severance benefit agreements have no fixed expiration dates. Subject to certain provisions which allow earlier termination in the event of total disability and for cause, the employment agreements expire on: December 31, 1998, December 31, 2006, and December 31, 2000, respectively. Under all employment agreements, compensation levels are at the discretion of the Company's Compensation Committee subject to the provision that annual percentage increases in salary must be at least equal to percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the salaries of the Company's five highest paid executives other than the Executive and the Company's Chief Executive Officer.

  Mr. Cornell is entitled to a supplemental pension upon termination of employment in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of Mr. Cornell's highest consecutive five-year earnings ("Average Earnings"). These payments are currently 63% of Average Earnings (less amounts received from social security) and will increase 1% per year up to a maximum of 65% when Mr. Cornell reaches age 70. While Mr. Cornell receives supplemental pension payments, the Company will provide him and his dependents with life, hospitalization, and major medical insurance benefits.

  If either Mr. Jefferies or Mr. Wright is terminated without cause, each is entitled to continue to receive his total compensation at the time of his termination until the earlier of five years after termination or December 31, 2006, in the case of Mr. Jefferies, and December 31, 2000, in the case of Mr. Wright.

  Mr. Cornell, Mr. Jefferies, and Mr. Wright may, under certain circumstances, elect to terminate their employment and enter into two-year consulting agreements within 120 days after termination of employment. These circumstances include change-in-control related events. Under these consulting agreements, the executive will be paid for consulting services in amounts equal to 100% for the first year and 75% for the second year of his total cash compensation in the year immediately preceding his termination.

  The severance benefit agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (i) the executive's employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for "good reason." The severance benefits include the payment in 36 monthly installments of an amount equal to three times the executive's annual salary plus bonus. The severance benefits also include participation in certain fringe benefits, the immediate vesting of stock options, and the purchase by the Company of all Common Stock offered by the executive to the Company. All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to mitigate the severance benefits he obtains.

  The agreements further provide that within one year following a change-in-control opposed by a majority of the Directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive's cash compensation preceding the year of termination and certain fringe benefits for one year.

  If Mr. Cornell, Mr. Jefferies, or Mr. Wright elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

DIRECTOR COMPENSATION

  Under present arrangements, non-employee Directors receive a retainer of $18,000 per year and a fee of $2,500 for attending each regular or special meeting of the Board. Each employee Director receives an annual retainer of $3,000. Non-employee Directors who serve on Board committees receive additional fees for committee participation. Committee chairmen receive a $1,000 annual retainer. Each committee member, including chairmen, receive an attendance fee of $500 for each meeting held in conjunction with a regular Board meeting and $1,000 for each meeting held not in conjunction with a regular Board meeting.

RELATED TRANSACTIONS

  In 1996, Mr. Cornell leased to the Company, on a month-to-month basis, certain real estate located in Keystone, Colorado for $1,925 per month.

  Locke Purnell Rain Harrell (A Professional Corporation) performed legal services for the Company in 1996, and it is anticipated that they will perform legal services for the Company in 1997. Mr. Purnell is a shareholder in Locke Purnell Rain Harrell.

  On May 13, 1996, the Company acquired Pace Holdings, Inc. ("Pace") through a merger of Pace and a wholly-owned subsidiary of the Company. As a result of the acquisition, Mr. Gaddy received 525,737 shares of the Company's common stock in exchange for his Pace shares. He also indirectly acquired beneficial ownership of 153,274 shares of the Company's common stock as a result of the acquisition.

  At the time of the acquisition, Mr. Gaddy, the Company and Pace entered into a seven-year employment agreement. The agreement provides for an annual salary of $300,000. This salary is subject to increases, but not decreases, based on Mr. Gaddy's performance and other matters. The increases must be at least equal to the average percentage increase then provided for in the Company's merit budget for salaried employees. Pursuant to the agreement, he also received options to acquire 122,751 shares of the Company's common stock at the market price on the date of grant ($27.375 per share).

  The employment agreement also provides for participation in the Company's Key Management Incentive Compensation Plan. Mr. Gaddy's target participation is 33 1/3% of his salary. See the "Compensation Committee Report on Executive Compensation" for a description of this Plan. For the period from May 13, 1996 (the date of the Pace acquisition) through December 31, 1996, he earned a bonus of $107,938 under this plan. Mr. Gaddy also participates in the Pace Industries, Inc. Employee Incentive Compensation Plan. Under this plan and the employment agreement, he is entitled to receive 25% of the bonus pool for each year of the Plan. For the Plan year ended June 30, 1996, he earned a bonus of $209,544.

  Mr. Gaddy was indebted to Pace in the amount of $2,054,291 when the Company acquired Pace. The indebtedness was incurred as a result of required income tax withholding in connection with the exercise of Pace stock options by Mr. Gaddy at the time of the acquisition. The indebtedness was evidenced by a promissory note bearing interest at 5 3/4% with a maturity date of September 15, 1996. This note has been paid in full.

  Pace leases its corporate offices in Fayetteville, Arkansas as a sublessee for a portion of the space under a lease held by Gaddy Investment Company ("GICO"), a corporation controlled by Mr. Gaddy. Mr. Gaddy is the Chairman and 100% stockholder of GICO. Rental expense under this lease was $175,472 for 1996. Management believes that the terms of this lease agreement are at least as favorable as could have been obtained from unaffiliated third parties.

  On December 13, 1996, the Company purchased 10,000 shares of common stock from Mr. Potter for $30.50 per share. The purchase was made at prevailing market prices at that time.

                           OWNERSHIP OF COMMON STOCK

  The table below sets forth the beneficial ownership of Common Stock on February 28, 1997 by the Company's Directors, the five most highly compensated Executive Officers, and all Directors and Executive Officers as a Group.

                                                              COMMON STOCK
                                                          -----------------------
                                                          BENEFICIALLY     % OF
            DIRECTORS AND EXECUTIVE OFFICERS                OWNED(1)     CLASS(2)
            --------------------------------              ------------   --------
Raymond F. Bentele, Director............................       2,000       --
Harry M. Cornell, Jr., Chairman of the Board and Chief
 Executive Officer......................................   2,648,554       2.9%
Robert Ted Enloe, III, Director.........................       2,000       --
Richard T. Fisher, Director.............................      53,400        .1%
Bob L. Gaddy, Senior Vice President and Chairman and
 Chief Executive Officer of the Company's Aluminum Group
 and Director...........................................     675,461        .7%
Michael A. Glauber, Senior Vice President, Finance and
 Administration.........................................     257,167        .3%
David S. Haffner, Executive Vice President and Director.     330,219        .4%
Thomas A. Hays, Director................................       7,000       --
Robert A. Jefferies, Jr., Senior Vice President,
 Mergers, Acquisitions and
 Strategic Planning and Director........................     354,405        .4%
Alexander M. Levine, Director...........................     746,214(3)     .8%
Richard L. Pearsall, Director...........................     488,400        .5%
Duane W. Potter, Senior Vice President and President--
 Foam Components Group and Director.....................     309,945        .3%
Maurice E. Purnell, Jr., Director.......................       5,000       --
Felix E. Wright, President and Chief Operating Officer
 and Director...........................................   1,183,093       1.3%
All Executive Officers and Directors as a Group (18
 Persons)...............................................   7,608,996       8.2%
In addition, Herbert C. Casteel, Frank E. Ford, Jr., and
 Jack B. Morris, Advisory Directors of the Company,
 beneficially own 55,462, 417,989, and 1,932,713 shares,
 respectively, of Common Stock which represents .1%,
 .5%, and 2.1%, respectively, of the total outstanding
 common stock.

---------------------
(1) The shares shown above as beneficially owned include those shares the following persons have the right to acquire within sixty days from February 28, 1997, by way of option exercise: Mr. Cornell--131,832; Mr. Glauber--91,557; Mr. Haffner--130,163; Mr. Jefferies--139,355, Mr.
    Wright--231,599; and all Executive Officers and Directors as a group-- 891,479.
(2) Beneficial ownership of less than .1% of the class is not shown.
(3) Mr. Gaddy is a co-trustee for a private charitable foundation which holds 12,450 shares. He shares voting and investment power of these shares.
(4) Mr. Levine is a co-trustee for a trust which holds 233,648 shares. He shares voting and investment power of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Company knows of no beneficial owner of more than 5% of its Common Stock, except as set out below.

      NAME AND ADDRESS OF                          AMOUNT AND NATURE OF PERCENT
      BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP OF CLASS
      -------------------                          -------------------- --------
      FMR Corp....................................    11,724,200(1)       12.8%
       82 Devonshire Street
       Boston, MA 02109

---------------------
(1) FMR Corp. has sole dispositive power with respect to 11,724,200 shares and sole voting power with respect to 436,400 shares. This information is based on Amendment No. 2 to Schedule 13G of FMR Corp. dated February 14, 1997.

  In addition, the Company's Stock Purchase/Stock Bonus Plan, Retirement Plan and Executive Stock Purchase Program hold in the aggregate 4,818,951 shares, or 5.2%, of the outstanding Common Stock.

                                FINANCIAL DATA

  The Company's Annual Report containing financial statements of the Company for the year ended December 31, 1996 has been enclosed in the same mailing with this Proxy Statement.

                          1998 SHAREHOLDER PROPOSALS

  If a shareholder intends to present a proposal at the 1998 Annual Meeting of Shareholders, such proposal must be received at the Company's Corporate Office no later than December 1, 1997 to be eligible for inclusion in the Company's Proxy Statement and proxy related to that meeting. If not received by such date, director nominations and other shareholder proposals may be brought before the 1998 Annual Meeting (although excluded from the Company's Proxy Statement and form of proxy relating to that meeting) only if submitted in writing in accordance with Section 1.2 or, in the case of nominations for Director, Section 2.1, of the Company's Bylaws.

                                 OTHER MATTERS

  The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the Board or any shareholder, the persons named in the accompanying proxy intend to vote said proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the meeting.

  Even if you expect to be personally present at the meeting, the Board hopes you will indicate your vote on the various proposals, date and sign the enclosed proxy, and return it promptly to the Company in the envelope provided to assure that your shares are voted in the event you are unavoidably absent.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
March 27, 1997

                                                                     APPENDIX A

                         LEGGETT & PLATT, INCORPORATED

                          DIRECTOR STOCK OPTION PLAN

                     (AS AMENDED THROUGH FEBRUARY 5, 1997)

SECTION 1. PURPOSE.

  The purpose of this Director Stock Option Plan (the "Plan") of Leggett & Platt, Incorporated (the "Company") is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue as directors of the Company.

SECTION 2. ADMINISTRATION.

  The Plan shall be administered by a committee (the "Committee") of three or more persons appointed by the Board of Directors of the Company, all of whom shall be employees of the Company, but none of whom shall be participants in the Plan. Grants and stock options under the Plan and the amount and nature of the awards to be granted shall be automatic as described in section 6 hereof. However, all questions or interpretation of the Plan or of any opinions issued under it shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under the Plan may be exercised by any subcommittee so authorized by the Committee.

SECTION 3. PARTICIPATION IN THE PLAN.

  All directors of the Company shall be eligible to participate in the Plan unless they are employees of the Company or any subsidiary of the Company.

SECTION 4. STOCK SUBJECT TO THE PLAN.

  The stock which is made the subject of awards granted under the Plan shall be the Company's Common Stock ("Common Stock"), par value $.01 per share. The total number of shares issuable under the Plan, as adjusted for all stock splits occurring since the Plan became effective, shall not exceed 400,000 shares (subject to adjustment under Section 12). If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

SECTION 5. NON-STATUTORY STOCK OPTIONS.

  All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date.

SECTION 6. TERMS, CONDITIONS AND FORM OF OPTIONS.

  Each option granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve (the "Option Agreement"), which agreements shall comply with and be subject to the following terms and conditions:

    A. Option Grant Dates. Options shall be granted automatically on the first trading day in any calendar quarter (the "Grant Date") of any year to any eligible director who prior to such Grant Date files with the Committee or its designate an irrevocable election to receive a stock option in lieu of all or twenty-five (25%), fifty (50%) or seventy-five (75%) percent of the annual retainer and fees which would be paid to the eligible director for attendance at all anticipated regularly scheduled meetings of the Board of Directors and its Committees to be earned by the director during the twelve month period following such Grant Date (the "Grant Year"). The percentage of fees to be foregone in favor of an option shall be stated in the election to be filed with the Committee, as provided above. In the event that the annual retainer or fees are increased during any particular Grant Year or unanticipated meetings occur for which fees are payable to the eligible director, an additional grant shall be made as respects the incremental increase or additional fee consistent with the director's previous election as of the day upon which such increase or additional fee becomes effective.

    Unless prior to the end of a Grant Year the Director notifies the Committee of his intent to terminate or modify the previous election, additional options shall be granted automatically on the first trading day in the calendar quarter immediately following the end of the preceding Grant Year consistent with the Director's previous election.

    B. Option Formula. The number of option shares granted to any eligible director shall be equal to the number of shares (rounded to the nearest whole share) determined in accordance with the following formula:

                               Deferred Retainer=Number of
                             -----------------
                        (Fair Market Value x .5)   Shares

  "Deferred Retainer" shall mean the amount which the director would be entitled to receive for serving as a director in the relevant Grant Year (including attendance fees which would be paid to the eligible director for attendance at all anticipated regularly scheduled meetings of the Board of Directors and its Committees) but for the election referred to in Subsection 6.A above. "Fair Market Value" shall mean the fair market value of the Company's Common Stock at the close of business on the relevant Grant Date as reported on the New York Stock Exchange Composite Tape.

    C. Options Limited Transferability. Each option granted under the Plan by its terms shall not be transferable by the director otherwise than (i) by will or, if he dies intestate, by the laws of descent and distribution of the state of his domicile at the time of his death, or (ii) to an immediate family member or trust, corporation, partnership or other entity controlled by the director or an immediate family member or in which the director or an immediate family member is a beneficiary, partner, shareholder or member. The term "immediate family member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. The transferee of a director shall not have the right to transfer the options transferred to him except by will or, if he dies intestate, by the laws of descent and distribution. A transfer to a minor shall not be permitted except pursuant to the Uniform Transfers to Minors Act or similar legislation. If a director transfers of an option he shall immediately notify the Committee in writing of the name and address of the transferee, the number of options transferred and the date the transfer was made. Except as provided above, no option or interest therein may be transferred, assigned, pledged or hypothecated by the director during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

    D. Period of Option. Subject to the paragraph below concerning options granted due to retainer increases during a Grant Year, options become exercisable on the first anniversary of the date on which they were granted; provided, however, that any option granted pursuant to the Plan shall become exercisable in full upon the death of the director, his retirement because of age or his total and permanent disability. No option shall be exercisable after the expiration of fifteen (15) years from the date on which such option is granted. Each option shall be subject to termination before its date of expiration as hereinafter provided.

    Options granted due to an increase in retainer during a Grant Year ("Increase Options") shall become exercisable and shall terminate at the same time and in the same manner as the options granted at the beginning of that Grant Year.

    E. Exercise of Option. An option granted hereunder may be exercised only by delivering a written notice to the Company accompanied by payment of the full consideration for such shares as to which such options are exercised. Unless otherwise prohibited by the Option Agreement, such consideration may be paid by delivery of shares of Common Stock or a combination of cash and shares of Common Stock; any such shares shall be valued at the fair market value of such shares on the date of exercise. Options may be exercised in full or in part for whole shares (no fractional shares will be issued) and any exercisable portion of an option grant not exercised may be later exercised subject to the expiration date stated above. The written notice referred to above shall specify the number of shares the optionee then desires to purchase.

    If any option has not been fully exercised on the last day of the term ("expiration date"), the unexercised portion of the Option shall be deemed exercised on such expiration date. In such event, shares of Common Stock shall not be issued until the option price and any other required amounts have been paid.

    F. Exercise by Representative Following Death of Director. Upon the death of a director, his options shall be exercisable by the person or persons entitled to do so under his will or by written designation filed with the Committee, or, if the director shall fail to make testamentary disposition of said options or shall die instate, by the director's legal representative or representatives. All such options must be exercised prior to the specified expiration date of such options as provided in Section 6.D. Any exercise by a representative shall be subject to the provisions of this Plan.

    G. Proration. In the event an optionee ceases to be a director of the Company for any reason prior to such time as an option granted under the Plan becomes exercisable, such option shall terminate in respect to the nearest whole number of optioned shares as is the product of the total number of shares subject to such option multiplied by a fraction (the "Fraction"), the numerator of which is the number of months remaining in the Grant Year following the month in which said optionee ceases to be a director and the denominator of which is twelve (12).

    As to Increase Options the numerator of the Fraction shall be the number of months remaining in the Grant Year and the denominator shall be the number of months between the date on which the Increase Options were granted and the end of the Grant Year.

    If the optionee fails to attend any regularly scheduled meetings of the Board of Directors or its Committees, the director's option shall terminate as to the number of shares attributable to the attendance fees applicable to such meeting.

SECTION 7. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS.

  The Committee shall have the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution therefor, provided that any such action may not have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the director.

SECTION 8. OPTION PRICE.

  The option price per share for the shares covered by each option shall be .5 x Fair Market Value.

SECTION 9. ASSIGNABILITY.

  The rights and benefits under this Plan shall not be assignable or transferable by the director excepted as provided herein.

SECTION 10. TIME FOR GRANTING OPTIONS.

  All options for shares subject to the Plan shall be granted, if at all, not later than May 9, 2009.

SECTION 11. LIMITATION OF RIGHTS.

  A. No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, expressed or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

  B. No Shareholders' Right for Options. An optionee shall have no rights as a shareholder with respect to the shares covered by his options until the date of the issuance to him of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

SECTION 12. ADJUSTMENT OF NUMBER OF SHARES.

  In the event that a stock dividend or stock split shall hereafter be declared with respect to the Company's Common Stock, the number of shares of Common Stock then subject to any outstanding option under the Plan, the number of shares as to which an option is to be granted to a director under the Plan, and the number of shares reserved for issuance pursuant to the plan but not yet covered by an outstanding option shall be adjusted by adding to each such shares the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or stock split. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through reorganization, recapitalization or reclassification, then there shall be substituted for each share of Common Stock subject to an outstanding option and for each share of Common Stock reserved for delivery pursuant to the Plan but not yet covered by an option, the number and kind of shares of stock or other securities in to which each outstanding share of Common stock shall be so changed or for which each such share shall be so exchanged. In the event there shall be any change other than as specified above in this Section 12 or in Section 13 in the outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then the Committee may make such adjustment or change, if any, as it deems equitable in the number or kind of shares or other securities then subject to outstanding options. In the case of any such substitution or adjustment provided for in this Section 12, the option price for each share covered by outstanding options prior to such substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this
Section 12. No adjustment or substitution provided for in this Section 12 shall require the Company to sell a fractional share, and any fractional share resulting from any such adjustment or substitution shall be eliminated from the option in question.

SECTION 13. BUSINESS COMBINATIONS.

  In the event that, while there remain options outstanding hereunder, there shall occur a dissolution of the Company, a merger or consolidation in which the Company is not the surviving corporation (for such purpose, the Company shall not be deemed the surviving corporation in any such transaction if, as a result thereof, it becomes a wholly owned subsidiary of another corporation) or a transfer, in one or a series of related transactions, of substantially all of the assets of the Corporation:

    (a) If a provision is made in writing in connection with such transaction for the assumption and continuance of any such option, or the substitution for such option of a new substantially equivalent option covering different shares or securities, with appropriate adjustment as to the number and kinds of shares or other securities deliverable with respect thereto, the existing option, or the new option substituted therefor, as the case may be, shall continue in the manner and under the terms provided; or

    (b) If provision is not made in such transaction for the continuance and assumption of any such option or for the substitution of a new substantially equivalent option, then the holder of such option shall be entitled immediately prior to the effective date of any such transaction to purchase the full number of shares covered by such option whether or not then exercisable as to such shares. The unexercised portion of any option shall be deemed cancelled as of the effective date of such transaction.

SECTION 14. EFFECTIVE DATE OF PLAN; SHAREHOLDER APPROVAL.

  The Plan took effect on December 12, 1988 and was adopted by the Company's shareholders on May 10, 1989.

SECTION 15. AMENDMENT OF THE PLAN.

  The Board of Directors may suspend or discontinue the plan or amend it in any respect whatsoever; provided, however, that without approval of the shareholders of the Company, no revision or amendment shall increase the number of shares subject to the Plan (except as provided in Section 12), change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan.

SECTION 16. NOTICE.

  Any written notice to the Company or the Committee required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

SECTION 17. GOVERNING LAW.

  The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Missouri and construed accordingly.

SECTION 18. MISCELLANEOUS.

  Any director to whom an option was granted after December 31, 1996 may elect to amend his option to conform to the terms of the Plan as amended through February 5, 1997.

                                                                      APPENDIX B

                         LEGGETT & PLATT, INCORPORATED

                            1989 FLEXIBLE STOCK PLAN
           (AS AMENDED AND RESTATED IN ITS ENTIRETY ON MAY 14, 1997)

                               TABLE OF CONTENTS

 ARTICLE I

    NAME AND PURPOSE........................................................ 1

     1.1 Name............................................................... 1
     1.2 Purpose............................................................ 1

 ARTICLE II

    DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION.......................... 1

     2.1 General Definitions................................................ 1

          (a)Affiliate...................................................... 1
          (b)Agreement...................................................... 1
          (c)Benefit........................................................ 1
          (d)Board.......................................................... 1
          (e)Cash Award..................................................... 1
          (f)Change of Control.............................................. 1
          (g)Code........................................................... 1
          (h)Company........................................................ 1
          (i)Committee...................................................... 1
          (j)Common Stock................................................... 1
          (k)1997 Plan Amendments........................................... 1
          (l)Effective Date................................................. 1
          (m)Employee....................................................... 2
          (n)Employer....................................................... 2
          (o)Exchange Act................................................... 2
          (p)Fair Market Value.............................................. 2
          (q)Fiscal Year.................................................... 2
          (r)ISO............................................................ 2
          (s)NQSO........................................................... 2
          (t)Option......................................................... 2
          (u)Other Stock Based Award........................................ 2
          (v)Parent......................................................... 2
          (w)Participant.................................................... 2
          (x)Performance Share.............................................. 2
          (y)Plan........................................................... 2
          (z)Prior Plan..................................................... 2
          (aa)Restricted Stock.............................................. 2
          (bb)Rule 16b-3.................................................... 2
          (cc)SEC........................................................... 2

        (dd) Share.......................................................... 2
        (ee) Stock Appreciation Award....................................... 2
        (ff) Stock Appreciation Unit........................................ 2
        (gg) Subsidiary..................................................... 2

    2.2 Other Definitions................................................... 2
    2.3 Conflicts in Plan................................................... 3

ARTICLE III

   COMMON STOCK............................................................. 3

    3.1 Number of Shares.................................................... 3
    3.2 Reusage............................................................. 3
    3.3 Adjustments......................................................... 3

ARTICLE IV

  ELIGIBILITY............................................................... 3

   4.1 Determined by Committee.............................................. 3

ARTICLE V

  ADMINISTRATION............................................................ 3

   5.1 Committee............................................................ 3
   5.2 Authority............................................................ 4
   5.3 Determinations....................................................... 4
   5.4 Delegation........................................................... 4

ARTICLE VI

  AMENDMENT................................................................. 4

   6.1 Power of Board....................................................... 4
   6.2 Limitation........................................................... 4

ARTICLE VII

  TERM AND TERMINATION...................................................... 4

   7.1 Term................................................................. 4
   7.2 Termination.......................................................... 4

ARTICLE VIII

  MODIFICATION OR TERMINATION OF BENEFITS................................... 5

   8.1 General.............................................................. 5
   8.2 Committee's Right.................................................... 5

ARTICLE IX

  CHANGE OF CONTROL......................................................... 5

   9.1 Right of Committee................................................... 5

ARTICLE X

  AGREEMENTS AND CERTAIN BENEFITS........................................... 5

  10.1 Grant Evidenced by Agreement......................................... 5
  10.2 Provisions of Agreement.............................................. 5

ARTICLE XI

  REPLACEMENT AND TANDEM AWARDS............................................. 6

  11.1 Replacement.......................................................... 6
  11.2 Tandem Awards........................................................ 6

ARTICLE XII

  PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING.............................. 6

  12.1 Payment.............................................................. 6
  12.2 Dividend Equivalents................................................. 6
  12.3 Deferral............................................................. 6
  12.4 Withholding.......................................................... 6

ARTICLE XIII

  OPTIONS................................................................... 6

  13.1 Types of Options..................................................... 6
  13.2 Shares for ISOs...................................................... 6
  13.3 Grant of ISOs and Option Price....................................... 7
  13.4 Other Requirements for ISOs.......................................... 7
  13.5 NQSOs................................................................ 7
  13.6 Determination by Committee........................................... 7

ARTICLE XIV

  STOCK APPRECIATION AWARDS................................................. 7

  14.1 Description.......................................................... 7
  14.2 Grant of Tandem Award................................................ 7
  14.3 ISO Tandem Award..................................................... 7
  14.4 Payment of Award..................................................... 7

ARTICLE XV

  RESTRICTED STOCK.......................................................... 7

  15.1 Description.......................................................... 7
  15.2 Cost of Restricted Stock............................................. 7
  15.3 Non-Transferability.................................................. 7

ARTICLE XVI

  PERFORMANCE SHARES........................................................ 8

  16.1 Description.......................................................... 8
  16.2 Grant................................................................ 8

ARTICLE XVII

  CASH AWARDS............................................................... 8

  17.1 Grant................................................................ 8
  17.2 Rule 16b-3........................................................... 8
  17.3 Restrictions......................................................... 8

ARTICLE XVIII

  OTHER STOCK BASED AWARDS AND OTHER BENEFITS...............................  8

  18.1 Other Stock Based Awards.............................................  8
  18.2 Other Benefits.......................................................  8

ARTICLE XIX

  MISCELLANEOUS PROVISIONS..................................................  8

  19.1 Underscored References...............................................  8
  19.2 Number and Gender....................................................  8
  19.3 Governing Law........................................................  8
  19.4 Purchase for Investment..............................................  9
  19.5 No Employment Contract...............................................  9
  19.6 No Effect on Other Benefits..........................................  9
  19.7 Limitation on Certain Benefits.......................................  9

                         LEGGETT & PLATT, INCORPORATED

                           1989 FLEXIBLE STOCK PLAN
       (AS AMENDED AND RESTATED IN ITS ENTIRETY EFFECTIVE MAY 14, 1997)

                                   ARTICLE I

                               NAME AND PURPOSE

  1.1 Name. The name of this Plan is the "Leggett & Platt, Incorporated 1989 Flexible Stock Plan."

  1.2 Purpose. The Company has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company's Common Stock by Employees and other individuals, and to promote and further the best interests of the Company by granting cash and other awards.

                                  ARTICLE II

                DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

  2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

    (a) Affiliate. A Parent or Subsidiary of the Company.

    (b) Agreement. The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

    (c) Benefit. Any benefit granted to a Participant under the Plan.

    (d) Board. The Board of Directors of the Company.

    (e) Cash Award. A Benefit payable in the form of cash.

    (f) Change of Control. The acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary.

    (g) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

    (h) Company. Leggett & Platt, Incorporated.

    (i) Committee. The Committee described in Section 5.1.

    (j) Common Stock. The Company's $.01 par value Common Stock.

    (k) 1997 Plan Amendments. The amendments to the Plan approved by the Board of Directors on February 5, 1997.

    (l) Effective Date. The date that the amended and restated Plan, including 1997 Plan Amendments, are approved by the shareholders of the Company which must occur within one year before or after approval by the Board.

    (m) Employee. Any person employed by the Employer.

    (n) Employer. The Company and all Affiliates.

    (o) Exchange Act. The Securities Exchange Act of 1934, as amended.

    (p) Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date as reported on the New York Stock Exchange composite tape, or, in the absence of sales on a given date, the closing price (as so reported) on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

    (q) Fiscal Year. The taxable year of the Company which is the calendar year.

    (r) ISO. An Option that meets the requirements of Section 422 of the Code.

    (s) NQSO. An Option that does not qualify as an ISO.

    (t) Option. An option to purchase Shares granted under the Plan.

    (u) Other Stock Based Award. An award under ARTICLE XVIII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

    (v) Parent. Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    (w) Participant. An individual who is granted a Benefit under the Plan. Benefits may be granted only to Employees, employees and owners of entities which are not Affiliates but which have a direct or indirect ownership interest in an Employer or in which an Employer has a direct or indirect ownership interest, individuals who, and employees and owners of entities which, are customers and suppliers of an Employer, individuals who, and employees and owners of entities which, render services to an Employer, and individuals who, and employees and owners of entities, which have ownership or business affiliations with any individual or entity previously described. Notwithstanding the foregoing, members of the Board who are not Employees are not eligible to be granted a Benefit under the Plan.

    (x) Performance Share. A Share awarded to a Participant under ARTICLE XVI of the Plan.

    (y) Plan. The Leggett & Platt, Incorporated 1989 Flexible Stock Plan, as amended and restated as of the Effective Date, and all subsequent amendments and supplements to it.

    (z) Prior Plan. The Leggett & Platt Inc. 1989 Flexible Stock Plan (which was a complete amendment and restatement of the 1981 Stock Option Plan of Leggett & Platt, Incorporated) as amended up to the day before the Effective Date. As of the Effective Date, the Plan shall be an amendment and restatement of the Prior Plan.

    (aa) Restricted Stock. Shares issued under ARTICLE XV of the Plan.

    (bb) Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended, or any successor rule in effect from time to time.

    (cc) SEC. The Securities and Exchange Commission.

    (dd) Share. A share of Common Stock.

    (ee) Stock Appreciation Award. An award of Stock Appreciation Units under
  ARTICLE XIV of the Plan.

    (ff) Stock Appreciation Unit. To the extent provided in the Plan, and only to such extent, a Share.

    (gg) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

    2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

    2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically grants such Benefit shall control those in a different ARTICLE.

                                  ARTICLE III

                                 COMMON STOCK

  3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, Stock Appreciation Awards or Performance Shares may be granted under the Plan after the Effective Date shall be the sum of (a) all Shares which are issuable under options granted under the Plan or Prior Plan which remain unexercised on the Effective Date, (b) all Shares authorized and available for issuance or grant as Benefits immediately prior to the Effective Date and (c) 1,500,000 Shares. Such number of Shares shall increase annually, effective as of the first day of each Fiscal Year, commencing with the Fiscal Year beginning in 1995, by the number of Shares equal to .5% of the number of outstanding Shares as of the first day of such Fiscal Year. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

  3.2 Reusage. If an Option or Stock Appreciation Award expires or is terminated, surrendered, or cancelled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or Stock Appreciation Award, grant of Restricted Shares, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan. In addition, Shares previously delivered or delivered in the future to the Company by an Option holder as payment of the exercise price for any Option shall again be available for use under the Plan.

  3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of Stock Appreciation Units and number and class of shares available for Options and grants of Restricted Stock, Performance Shares and Other Stock Based Awards and the number of Shares subject to outstanding Options, Stock Appreciation Units, grants of restricted Stock and Performance Shares which are not vested, and Other Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

                                  ARTICLE IV

                                  ELIGIBILITY

  4.1 Determined by Committee. The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer.

                                   ARTICLE V

                                ADMINISTRATION

  5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of three or more members of the Board who are "Non-Employee Directors" as defined in Rule 16b-3 of the Exchange Act. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

  5.2 Authority. Subject to the terms of the Plan, the Committee shall have complete authority to:

    (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;

    (b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;

    (c) interpret and construe the Plan and all Agreements;

    (d) prescribe, amend and rescind rules and regulations relating to the Plan;

    (e) determine the content and form of all Agreements;

    (f) determine all questions relating to Benefits under the Plan;

    (g) maintain accounts, records and ledgers relating to Benefits;

    (h) maintain records concerning its decisions and proceedings;

    (i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;

    (j) take, at anytime, any action permitted by Section 9.1 irrespective of whether any Change of Control has occurred or is imminent; and

    (k) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

  5.3 Determinations. All determinations of the Committee shall be final.

  5.4 Delegation. Except as required by Rule 16b-3 with respect to grants of Options, Stock Appreciation Awards, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.

                                  ARTICLE VI

                                   AMENDMENT

  6.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

  6.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

    (a) in a manner which would cause Options which are intended to qualify as ISOs to fail to qualify;

    (b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3; or

    (c) in a manner which would violate applicable law.

                                  ARTICLE VII

                             TERM AND TERMINATION

  7.1 Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.

  7.2 Termination. The Plan may be terminated at any time by the Board.

                                 ARTICLE VIII

                    MODIFICATION OR TERMINATION OF BENEFITS

  8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's right to any benefit granted prior to such amendment or termination.

  8.2 Committee's Right. Any Benefit granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted.

                                  ARTICLE IX

                               CHANGE OF CONTROL

  9.1 Right of Committee. In order to maintain a Participant's rights in the event of a Change in Control, the Committee, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, or simultaneously with or after a Change in Control, provide such protection as it may deem necessary. Without in any way limiting the generality of the foregoing sentence or requiring any specific protection, the Committee may:

    (a) provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Committee;

    (b) provide for the purchase of such Benefit, upon the Participant's request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

    (c) make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

    (d) cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.

                                   ARTICLE X

                        AGREEMENTS AND CERTAIN BENEFITS

  10.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit shall be subject to, and conditioned upon, the recipient's execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

  10.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant's death or termination of employment; the Benefit's conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

                                  ARTICLE XI

                         REPLACEMENT AND TANDEM AWARDS

  11.1 Replacement. The Committee may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit.

  11.2 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except a Stock Appreciation Award.

                                  ARTICLE XII

                 PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

  12.1 Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

    (a) in cash;

    (b) by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due to the Company;

    (c) in other property, rights and credits, including the Participant's promissory note; or

    (d) by any combination of the payment methods specified in (a), (b) and
  (c) above.

  Notwithstanding the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

  12.2 Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights.

  12.3 Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

  12.4 Withholding. The Company may, at the time any distribution is made under the Plan, whether in cash or in Shares, or at the time any Option is exercised, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount necessary to satisfy federal, state and local income and/or other tax withholding requirements with respect to such distribution or exercise of such Options. The Committee or the Company may require a participant to tender to the Company cash in the amount necessary to comply with any such withholding requirements.

                                 ARTICLE XIII

                                    OPTIONS

  13.1 Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan.

  13.2 Shares for ISOs. The number of Shares for which ISOs may be granted on or after the Effective Date shall not exceed 7,000,000 Shares.

  13.3 Grant of ISOs and Option Price. Each ISO must be granted to an Employee and granted within ten years from the Effective Date. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

  13.4 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code.

  13.5 NQSOs. The purchase price for Shares under any NQSO shall not be less than the par value of the Common Stock.

  13.6 Determination by Committee. Except as otherwise provided in Section
13.2 through Section 13.5, the terms of all Options shall be determined by the Committee.

                                  ARTICLE XIV

                           STOCK APPRECIATION AWARDS

  14.1 Description. A Stock Appreciation Award shall be that number of Stock Appreciation Units as the Committee shall from time to time grant. Upon electing to receive payment of a Stock Appreciation Award, a Participant shall receive for each Stock Appreciation Unit as to which payment is elected an amount in cash, in Common Stock or in any combination thereof, as the Committee shall determine, equal to the amount, if any, by which the Fair Market Value of one Share on the date on which such election is made exceeds the Fair Market Value of one Share on the date on which the Stock Appreciation Award was granted.

  14.2 Grant of Tandem Award. The Committee may grant a Stock Appreciation Award in tandem with an Option, in which case the exercise of the Option shall cause a correlative reduction in Stock Appreciation Units standing to a Participant's credit which were granted in tandem with the Option; and the payment of a Stock Appreciation Unit shall cause a correlative reduction of the Shares under such Option.

  14.3 ISO Tandem Award. When a Stock Appreciation Award is granted in tandem with an ISO, it shall have such terms and conditions as shall be required for the ISO with which it is granted in tandem to qualify as an ISO.

  14.4 Payment of Award. A Stock Appreciation Award shall be paid, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

                                  ARTICLE XV

                               RESTRICTED STOCK

  15.1 Description. The Committee may grant Benefits in Shares available under
ARTICLE III of the plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed. The grantee shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant.

  15.2 Cost of Restricted Stock. Grants of Shares of Restricted stock shall be made at no cost to the Participant.

  15.3 Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

                                  ARTICLE XVI

                              PERFORMANCE SHARES

  16.1 Description. Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant. Generally, such right shall be based upon the attainment of targeted profit and/or performance objectives.

  16.2 Grant. The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement.

                                 ARTICLE XVII

                                  CASH AWARDS

  17.1 Grant. The Committee may grant Cash Awards at such times and (subject to Section 17.2) in such amounts as it deems appropriate.

  17.2 Rule 16b-3. The Amount of any Cash Award in any Fiscal Year to any Participant who is subject to Section 16 of the Exchange Act shall not exceed the greater of $100,000 or 100% of his cash compensation (excluding any cash award under this ARTICLE XVII) for such Fiscal Year.

  17.3 Restrictions. Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or non-restricted, vested or subject to forfeiture and may be payable currently or in the future or both.

                                 ARTICLE XVIII

                  OTHER STOCK BASED AWARDS AND OTHER BENEFITS

  18.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

  18.2 Other Benefits. The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan was established.

                                  ARTICLE XIX

                           MISCELLANEOUS PROVISIONS

  19.1 Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

  19.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

  19.3 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

  19.4 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

  19.5 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

  19.6 No Effect on Other Benefits. The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

  19.7 Limitation on Certain Benefits. The (a) number of Shares covered by Options providing for a purchase price at no less than fair market value of the Shares as of the grant date plus (b) the number of Stock Appreciation Units granted under the Plan to any one individual shall be limited to 250,000 per Fiscal Year.

(1) ELECTION OF DIRECTORS

       FOR ALL           WITHHOLD
      NOMINEES           AUTHORITY
   (except those
      listed)

       [ ]                  [ ]

(R. Bentele; H. Cornell, Jr.; R. Enloe, III; R. Fisher; B. Gaddy; D. Haffner; T. Hays; R. Jefferies, Jr.; A. Levine; R. Pearsall; D. Potter; M. Purnell, Jr.; and
F. Wright)

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)


-------------------------------------------------------------------------------
 The Board of Directors recommends a vote FOR all director nominees listed.


(2) Proposal to amend the Company's Director Stock Option Plan.

    FOR   AGAINST   ABSTAIN
    [ ]     [ ]       [ ]

(3) Proposal to amend and restate the Company's 1989 Flexible Stock Plan.

    FOR   AGAINST   ABSTAIN
    [ ]     [ ]       [ ]

(4) Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the Fiscal Year ending December 31, 1997.

    FOR   AGAINST   ABSTAIN
    [ ]     [ ]       [ ]

Please sign exactly as your name appears on this proxy. If stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing and when more than one is named a majority should sign.

Date Signed: _______________________________, 1997

Signature(s): ____________________________________

__________________________________________________


              PLEASE SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY
                             FOLD AND DETACH HERE



Dear Shareholder:

     Enclosed you will find material relative to the Company's 1997 Annual Meeting of Shareholders, which will be held on May 14, 1997 at the Company's Headquarters in Carthage, Missouri. The Notice of the Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. The business includes four proposals of the Board of Directors: the election of directors, amendment of the Company's Director Stock Option Plan, amendment and restatement of the Company's 1989 Flexible Stock Plan, and ratification of Price Waterhouse as the Company's independent accountants for 1997.

     The Board recommends that your vote "FOR" each of the proposals.

     Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your votes are important to us. We look forward to hearing from you.

                         LEGGETT & PLATT, INCORPORATED

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Harry M. Cornell, Jr., Michael A. Glauber and Ernest C. Jett, or any one of them, with full power of substitution, attorneys of the undersigned to vote the shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company's Corporate Headquarters, No. 1 - Leggett Road, Carthage, Missouri, on Wednesday, May 14, 1997 at 10:00 a.m., local time, and at any adjournment thereof.



                 (Continued and to be signed on reverse side)




                           . FOLD AND DETACH HERE .